Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of December 3, 2024 (the “Effective Date”), by and between Summit Healthcare REIT, Inc., a Maryland corporation (the “Company”), and ELIZABETH A PAGLIARINI, an individual resident in the State of California (“Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ Executive as the Chief Executive Officer as of the Effective Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.               Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Executive Officer (“CEO”) of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities, and shall perform such administrative and managerial services customary to the position of CEO, or as shall be reasonably delegated or assigned to Executive by the Board of Directors of the Company from time to time. Executive’s duties and responsibilities shall include: communicating with the Board, facilitating the Annual Shareholder meeting, providing vision for the Company, identifying, developing and maintaining capital relationships, identifying acquisition opportunities, and overseeing asset management. Executive shall devote Executive’s full business time and attention to Executive’s responsibilities hereunder; provided that Executive shall be entitled to devote time to outside boards of directors, personal investments and civic and charitable activities, so long as such activities do not materially interfere with or conflict with Executive’s duties hereunder or otherwise create a conflict of interest with the Company or its business.

2.                Effective Date and Term.

The term of Executive’s employment by Company under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Employment Period”), ending on December 3, 2027, unless terminated earlier pursuant to the terms of this Agreement.

3.                Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide to Executive the following compensation and benefits:

3.1           Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $575,000, subject to deductions and withholding, which shall be payable in regular installments in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Board of Directors (the “Board”), or a committee of the Board, and may be increased, in the sole discretion of the Board, or such committee of the Board. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3.2           Executive Compensation Plan. Executive shall be eligible to receive annual bonuses based solely at the discretion of the Board of Directors. The maximum amount is set at $400,000 per calendar year which may be adjusted upward by the Board of Directors annually. The discretionary criteria may include (not all inclusive) financial performance, capital raise, lease coverage ratios and satisfactory resolution of outstanding operating and legal issues. Once the portfolio stabilizes, the Board will consider revising from a total discretionary bonus to one that utilizes specific MBOs (Management by Objectives) to determine the annual bonus earned.

3.3           Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1          Paid Time-Off. Executive shall not be limited in any way to any number of days of paid time off, irrespective of the Company’s employee handbook then in effect, or otherwise.

3.3.2         Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by Company and generally available to Company’s senior executive employees, as in effect from time to time in accordance with the Company’s employee handbook (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion subject to the terms of such Employee Benefit Plan and applicable law.

3.3.3        Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.3.4        Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification and Board and officers’ insurance coverage, to the extent made available to other Board members and senior executives, in accordance with applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in Executive’s capacity as a senior executive, officer, or member of the Board. To the extent other managers and senior executives and members of the Board are, or are made a, party to an indemnification agreement, Company shall also enter into an indemnification agreement with Executive in the same form as the indemnification agreements, if any, to which all other managers and senior executives and members of the Board are, or are made, a party. The Company will use its commercially reasonable efforts to obtain customary directors and officers insurance, consistent with past practice.

3.4           Expenses. Company shall reimburse Executive for business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, in accordance with the Company’s reimbursement policies and practices then in effect.

3.5           Equity Interests. Company has previously granted to Executive stock options to acquire a certain number of shares of common stock granted with an exercise price equal to then fair market value (the “Initial Equity Award”). Thereafter, the Company granted Executive additional stock options to acquire shares of common stock in amounts determined by the Board (or such committee) in their sole and absolute discretion (any, the “Subsequent Equity Award”). The terms of the Initial Equity Award and any Subsequent Equity Award are set forth in separate grant agreement(s). Future Equity Interests may be granted to Executive in the sole and absolute discretion of the Board.

3.6           Life Insurance Premium Payments. At all times during the Employment Period, Company shall pay the premiums for a term life insurance policy with a death benefit of no less than Five Hundred Thousand Dollars ($500,000). Executive shall be the named insured and shall be the sole owner of the policy. Executive shall have the sole right to name all beneficiaries to the policy in her sole discretion. In the event that Executive’s employment with the Company terminates for any reason other than her death, Executive shall have the right to maintain the term life insurance policy at her sole expense.

4.             Termination of the Services.

Executive’s employment and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1           Termination upon Death or Disability of Executive.

4.1.1        Executive’s employment and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5 of the Agreement.

4.1.2        Company may terminate Executive’s employment and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive suffers any physical or mental incapacity that renders Executive unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which lasts for a continuous period of not less than six (6) months. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing board certified medical doctor (in the field of dispute) mutually selected by the Company and Executive (and in the event that Company and Executive are unable to agree upon such a doctor, they shall each select one doctor and those two shall select a third doctor whose opinion will be determinative) and Executive agrees to submit to such tests and examination as such medical doctor shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. In such event, the parties hereby agree that the decision of such medical doctor as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2           Termination by Company for Cause. Company may, at any time during the Employment Period, terminate Executive’s employment and this Agreement for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice. For the purpose of this Section, the term “Cause” shall mean only:

4.2.1        Executive’s conviction of, or plea of guilty or nolo contendere to, a crime or offense (i) involving fraud, embezzlement or moral turpitude or (ii) involving the property of Company that results in a material loss to Company; provided that, in the event that Executive is arrested for such a crime or offense, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest;

4.2.2        Executive’s violation of the law which results in a conviction, which violation in the reasonable opinion of the Board, after consultation with outside independent counsel (appointed with concurrent approval by Board and Executive), is material and injurious to Company ; or

4.2.3        Executive’s material breach of any material agreement with, or material policy of, Company.

Notwithstanding any provision to the contrary, no Cause shall be deemed to exist with respect to any acts or omissions under Paragraph 4.2.3 unless and until Company has provided Executive with notice in writing setting forth in detail all acts or omissions that purportedly would give rise to Cause, and Executive fails to cure such alleged issues within 60 days after receipt of such written notice. If Executive does so effect a cure, the Cause notice shall be deemed rescinded and of no force or effect; provided, however, that Executive shall have no more than one opportunity to “cure” in any 12 month period with respect to any specific delineated issue creating “Cause” under Paragraph 4.2.3.

4.3           Termination without Cause; Termination by Executive without Good Reason. Either Company or Executive may terminate the Employment Period and this Agreement at any time, for any reason, upon thirty (30) days’ prior written notice to the other party. In the event a Party gives notice of termination under this Section 4.3, the Company shall have the option to advance the effective date of termination, in its sole discretion, by paying Executive the prorated compensation Executive would have earned had Employee worked the full thirty day period following receipt of the termination notice. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with Company and its subsidiaries, the Board and any boards of directors or managers of any of Company’s subsidiaries and affiliates (provided that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4           Termination by Executive for Good Reason.

4.4.1        Executive may terminate Executive’s employment and this Agreement, in accordance with the process set forth below for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following after the Effective Date: (i) a failure to pay or reduction in the Base Salary; or (ii) a material diminution in, or other substantial adverse alteration in, the nature or scope of Executive’s authority, title, duties and responsibilities (including reporting responsibilities) with Company as set forth in this Agreement.

4.4.2        Upon the occurrence of an event constituting Good Reason, Executive shall have the right to terminate Executive’s employment hereunder and receive the benefits set forth in Section 4.5 below, upon delivery of written notice to Company as follows: (i) with respect to any basis for Good Reason claimed under Paragraph 4.4.1(i), such termination shall be effective no later than the close of business on the tenth (10th) day following the date of the written notice of Good Reason (which must be provided with fifteen (15) days of such occurrence) unless Company has cured such deficiency prior to that tenth (10th) day; (ii) with respect to any basis for Good Reason claimed under Paragraph 4.4.1(ii) or 4.4.1(iii), such termination shall be effective no later than the close of business on the sixtieth (60th) day following the date of the written notice of Good Reason unless Company has cured such deficiency prior to that sixtieth (60th) day. If Company so effects a cure within the timeframes set forth above, the Good Reason notice shall be deemed rescinded and of no force or effect; provided, however, that Company shall have no more than one opportunity to “cure” in any 12 month period with respect to any issue creating “Good Reason” under Paragraph 4.4.1. Executive shall otherwise have been deemed to terminate the Employment Period as a result of a Good Reason no later than five (5) days after the lapse of the time set forth for cure as set forth above without the necessity of any action, and the effective date of a Good Reason termination shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5           Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1        Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period for Good Reason, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts. The term “Accrued Amounts” means (a) any Base Salary amounts that have accrued but have not been paid as of the Termination Date and (b) reimbursement for any expense reimbursable under this Agreement. Any vested benefits payable to Executive hereunder accrued through the Termination Date shall be paid to Executive pursuant to the terms of the plan(s) providing said benefits. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)             an amount equal to two years of Executive’s then-current Base Salary, payable as follows: (a) fifty percent (50%) in a single lump sum amount within 10 days after the date by which Executive signs and returns a Release (and any revocation period has lapsed or expired) as provided for in Paragraph 4.7 below (presuming such Release has not been revoked); and (b) the remaining fifty percent (50%) of the amount shall be paid in equal monthly installments over a twelve (12) month period on the first day of each month, commencing with the first day of the month immediately following payment of the first fifty percent (50%) installment;

(ii)            if the Executive timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive for the monthly COBRA premium paid by Executive and Executive’s dependents, and such reimbursement shall be paid to Executive on the 1st day of the month immediately following the month in which Executive timely remits the premium payment; provided that Executive shall be eligible to receive such reimbursement until the earliest of (a) the eighteen (18) month anniversary of the Termination Date; or (b) the date on which Executive becomes eligible to enroll in comparable coverage with another employer; and

(iii)          all options or equity awards granted to Executive under the Initial Equity Award, any Subsequent Equity Awards, or any other equity awards that are or were unvested shall immediately and fully accelerate and shall be deemed to be fully vested. In addition, Executive shall have the right to exercise any such option up until the earlier of (a) the date that the option otherwise would have expired had Executive remained employed with Company; or (b) seven (7) years from the date of the termination of employment.

4.5.2        Termination With Cause by Company or Without Good Reason by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 7.14, be obligated to pay Executive the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts.

4.5.3        Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive or Executive’s estate (or provide Executive or Executive’s estate with) the following benefits as severance:

(i)             if the Executive and/or Executive’s dependents timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive and/or Executive’s dependents for the monthly COBRA premium paid by Executive and/or Executive’s dependents, and such reimbursement shall be paid to Executive and/or Executive’s dependents on the 1st day of the month immediately following the month in which Executive and/or Executive’s dependents timely remits the premium payment; provided that Executive and/or Executive’s dependents shall be eligible to receive such reimbursement until the earliest of (a) one (1) year anniversary of the Termination Date; and (b) the date on which Executive and/or Executive’s dependents become eligible to enroll in comparable coverage with another employer; and

(ii)           all options or equity awards granted to Executive under the Initial Equity Award, any Subsequent Equity Awards, or any other equity awards that are or were unvested at the time of the Termination Date shall immediately and fully accelerate and shall be deemed to be fully vested. In addition, Executive or Executive’s estate shall have the right to exercise any such option up until the earlier of (a) the date that the option otherwise would have expired had Executive remained employed with Company; or (b) seven (7) years from the date of the termination of employment.

4.5.4        Termination Upon Failure to Renew Agreement. If thirty days after the expiration of the Employment Period, the Company and the Executive do not enter into an agreement similar to this Agreement and Executive terminates Executive’s employment hereunder, then Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)             an amount equal to twelve (12) months of the Base Salary, payable 50% in a lump sum amount within ten (10) days after the date by which Executive signs and returns a Release (and any revocation period has lapsed or expired) as provided for in Paragraph 4.7 below (presuming such Release has not been revoked) and the remaining 50% over a period of six (6) months thereafter;

(ii)            if the Executive timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive for the monthly COBRA premium paid by Executive and her dependents, and such reimbursement shall be paid to Executive on the 1st day of the month immediately following the month in which Executive timely remits the premium payment; provided that Executive shall be eligible to receive such reimbursement until the earliest of (a) the eighteen (18) month anniversary of the Termination Date; and (b) the date on which Executive becomes eligible to enroll in comparable coverage with another employer; and

(iii)           all options or equity awards granted to Executive under the Initial Equity Award, any Subsequent Equity Awards, or any other equity awards that are or were unvested at the time of the Termination Date shall immediately and fully accelerate and shall be deemed to be fully vested. In addition, Executive shall have the right to exercise any such option up until the earlier of (a) the date that the option otherwise would have expired had Executive remained employed with Company; or (b) seven (7) years from the date of the termination of employment.

4.6          Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7          Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1, upon termination of Executive’s employment, Executive shall (i) execute and deliver to Company a general release of employment claims against Company and its affiliates in substantially the form attached hereto as Exhibit A within twenty-one (21) days following the Termination Date and (ii) continue to comply with the restrictive covenants set forth in the Confidentiality, Nondisclosure, Intellectual Property and Non-Solicitation Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). In the event Executive challenges or threatens to challenge the validity of these covenants or has breached any material provision of the Confidentiality Agreement, all severance payments under this Agreement shall cease immediately and Executive shall forfeit Executive’s right to any future severance payments. In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.

4.8          Return of Property. Except as otherwise permitted by Company in writing, all property of Company, including, without limitation, records, designs, plans, manuals, guides, computer programs, memoranda, pricing lists, devices, processes, pricing policies or methods and other property used by or delivered to Executive by or on behalf of Company or Company’s clients (including, without limitation, clients obtained for Company by Executive), all records and data compiled by Executive that pertain to the business of Company and all cell phones, computers and other devices owned or leased by Company shall be and remain the property of Company, shall be subject at all times to Company’s discretion and control, and shall be delivered and tendered to Company by Executive without the necessity of Company’s request following the termination of Executive’s employment hereunder; provided however Executive shall retain copies of Executive’s personal records and files and any other material necessary to enforce this Agreement. Likewise, all correspondence with clients or representatives, reports, records, charts, files, advertising materials and any data collected by Executive, or by or on behalf of Company or its representatives and in Executive’s possession or control, shall be delivered by Executive promptly to Company without the necessity of Company’s request following the termination of Executive’s employment hereunder.

4.9          Cooperation. Executive agrees that during the Employment Period, during the Severance Period or otherwise following termination of employment for any reason, Executive shall, at Company’s sole expense, upon reasonable advance notice, reasonably assist and cooperate with Company with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive’s employment so long as such assistance does not unreasonably interfere with Executive’s time or other responsibilities. Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses related to Executive’s services under this Section 4.9 within thirty (30) business days after Executive submits to Company appropriate receipts and expense statements. In addition, in the event that such cooperation is required more than one year after the termination of Executive’s employment, Executive shall be compensated at a reasonable hourly rate for all time spent providing assistance to Company (other than providing actual testimony in response to a subpoena or other similar legal process).

5.             Change in Control.

5.1          Effect of a Change in Control. Notwithstanding anything contained herein to the contrary, in the event that the Company undergoes a Change in Control (as defined in Section 5.2 hereof) during the Employment Period or within 6 months after the termination of Executive’s employment, other than for Cause, then:

5.1.1        Change in Control Bonus. The Company (or any successor entity) shall pay to the Executive a lump sum bonus amount equal to three (3) times Executive’s then-current Base Salary. Such bonus shall be paid to Executive in full simultaneously upon the close of the transaction that has created the Change of Control.

5.1.2        Stock Awards. Executive shall immediately become vested in any unvested stock options and any other equity awards granted to the Executive by the Company prior to the Change in Control.

5.2          Definition. For purposes hereof, a “Change in Control” shall mean a Change of Control for purposes of Section 409A of the Code plus the occurrence of any of the following:

5.2.1        the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”));

5.2.2        any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, or (ii) any acquisition which complies with clauses (i), (ii) and (iii) of subsection 5.2.4 below;

5.2.3       during any period of twelve (12) consecutive months, Present and/or New Directors cease for any reason to constitute a majority of the Board;

5.2.4        the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the shares of voting stock of the Company that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the shares of voting stock of the Company were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power was among the holders of the shares of voting stock of the Company that were outstanding immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

5.2.5        the complete liquidation or dissolution of the Company, as approved by the stockholders of the Company. For the purpose of this Section 5.2.5, the complete liquidation or dissolution shall be deemed to occur at the time that the majority of the Company’s assets (based on monetary value) are liquidated.

For purposes of this Section 5.2, the following terms have the meanings indicated: “Present Directors” shall mean individuals who at the beginning of any one year period were members of the Board. “New Directors” shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

6.             Confidentiality, Nondisclosure, Intellectual Property, and Non-Solicitation.

Executive expressly acknowledges and agrees that, as a condition to Executive’s employment with Company pursuant to this Agreement, Executive has executed the Confidentiality Agreement attached hereto as Exhibit B and will comply with the provisions thereof.

7.             Miscellaneous.

7.1          Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

7.2          No Conflicts. Executive represents and warrants that the performance by Executive of Executive’s duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which Employee is a party. Executive has previously provided to Company the agreements and details regarding Executive’s most recent employment.

7.3          Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California, without reference to California’s choice of law statutes or decisions.

7.4          Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

7.5          No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6          Notices. All demands, notices, requests, and other communications required or permitted under this Agreement shall be in writing and shall be (i) personally delivered or (ii) sent in PDF form by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section), or (iii) by commercial overnight delivery service or certified or registered mail (return receipt requested), to the parties at the addresses set forth below (postage prepaid):

To Company:	Summit Healthcare REIT, Inc.
23382 Mill Creek Drive
Suite 125
Laguna Hilla, California 92653
Attention: Chair, Compensation Committee

To Executive:	At the address, electronic mail or fax number most recently contained in Company’s records.

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent (and if sent via electronic mail, evidenced by an electronic “return receipt” or confirmation reply by the recipient or if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service or the third business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited in the United States mail if sent by certified or registered mail. Each party, by notice duly given in accordance therewith may specify a different address for any notice hereunder.

7.7          Assignment of Agreement. This Agreement shall be personal to Executive for all purposes and shall not be assigned by the Executive. Company shall assign this Agreement to any successor to all or substantially all of the business or assets of Company and/or otherwise use its commercially reasonable efforts to ensure that such successor assumes all obligations to Executive under this Agreement and/or provides in any transaction to otherwise cover such obligations to Executive prior to any close or windup of the Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

7.8          Entire Agreement; Amendments. Unless specifically provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

7.9           Dispute Resolution. Executive agrees to execute and abide at all times by the terms of the Mutual Arbitration Agreement attached hereto as Exhibit C.

7.10        Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5, 6 and 7 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

7.11        Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

7.13        Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

7.14        Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (and any regulations and guidelines issued thereunder) (“Code”) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 7.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, to the extent necessary to comply with Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h) with the work threshold of less than fifty percent (50%) of the prior level of services, as uniformly applied by Company) in tandem with Executive’s termination of employment with Company. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein or in the expense reimbursement policies of Company, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the year in which the expense was incurred.

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments contingent upon a release and that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

7.15        280G Excise Tax. In the event that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable, including, if applicable, the vesting of Executive’s stock options (hereinafter, the “Total Payments”), would result in all or a portion of such Total Payments being subject to excise tax under Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) equal to the Excise Tax imposed on the Total Payments.

All determinations required to be made under this Section 7.15 shall be made by the Company’s regular outside independent public accounting firm immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to Executive (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Any determination by the Accounting Firm shall be binding on the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Any Gross-Up Payment, as determined pursuant to this Section 7.15, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination, but by no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Elizabeth Pagliarini

SUMMIT HEALTHCARE REIT, INC.

/s/ Steve Roush

By:	Steve Roush

Title:	Chairman of the Board

EXHIBIT A

SEPARATION AND CONFIDENTIALITY AGREEMENT

AND GENERAL AND SPECIAL RELEASE

This Separation and Confidentiality Agreement and General and Special Release (the “Agreement”) is entered into as of this ________________ (the “Effective Date”), by and between ELIZABETH A PAGLIARINI (the “Executive”), on the one hand, and Summit Healthcare REIT, Inc., a Maryland corporation, (the “Company”), on the other hand (collectively, the “Parties”).

RECITALS

WHEREAS, Executive is employed by the Company, pursuant to a certain Employment Agreement dated ____________________ (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to separate Executive’s employment relationship from the Company and to resolve any potential disputes in an orderly manner. In addition, the Company wishes to continue to safeguard its proprietary and confidential information;

THEREFORE, in consideration of the above recitals which are incorporated by reference and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

AGREEMENT

1.             Termination of Employment. Pursuant to Paragraph 4 of the Employment Agreement, Executive’s employment with Company has terminated as of the Effective Date.

2.             Payment. In consideration for Executive’s release of any and all claims may have against the Company, if any, including those specified in section 4 below, Company shall provide to Executive all compensation and benefits provided for under Paragraph 4.5.1 of the Employment Agreement, within the time frame specified therein.

3.             Covenant Not to Sue. Executive represents and warrants that Executive has not sold, transferred, conveyed, filed, claimed or asserted any complaints, claims, charges, lawsuits or actions against the Released Parties (defined below) with any state or federal court or arbitrator and that Executive will not do so at any time hereafter, and that if any court or arbitrator assumes jurisdiction of any complaint, claim, lawsuit or action against the Released Parties, to the extent Executive will threaten or take actions to cause that court or arbitrator to withdraw from or dismiss with prejudice the matter; provided, however, nothing in this provision shall be deemed to purport to require Executive to take any such action if prohibited by law. Unless permitted by law to do so, regardless of any agreement to the contrary, if Executive violates this Section and files a charge, claim, or lawsuit based upon claims that are covered by the release herein, Executive will pay for all costs, including all reasonable attorney’s fees, incurred by the Released Parties to defend against any such charge, claim, or lawsuit.

4.            No Admission. This Agreement and compliance with this Agreement shall not constitute an admission by the Company or the Executive of any liability whatsoever, or as an admission by the Company or the Executive of any violation of the rights of Executive or any person, Company or any violation of any order, law, statute, duty, or contract whatsoever against Executive, Company, or any person. The Company and Executive specifically denies and disclaims any liability to one another or to any other person for any alleged violation of the rights of Executive, Company or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or affiliated entities or their employees or agents or on the part of Executive.

5.            General and Special Release. As consideration for the severance payment and other consideration outlined herein, Executive does hereby covenant not to sue and acknowledges complete full and complete satisfaction of and forever and completely releases, discharges, holds harmless and indemnifies the Company, its parent, subsidiary and affiliated corporations and entities, and their respective past and present officers, directors, managers, employees, agents, attorneys, insurers, successors and assigns (collectively, the “Released Parties”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, choate or inchoate, of whatever kind or nature in law, equity or otherwise that Executive had, now has or at any time has held, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to Executive’s hiring by, employment with, under the Employment Agreement (or any agreement entered into in connection with that agreement) or otherwise, or termination, firing, resignation or separation from the Company or otherwise relating to any of the Released Parties on or prior to the Effective Date. Without limiting the generality of the foregoing, such release shall include any claims whatsoever under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, or any other federal, state or local law, regulation or ordinance or any common law theories, breach of contract, defamation, retaliation, violation of public policy, invasion of privacy, severance pay, bonus or similar benefit, pension, retirement, overtime pay, wages, penalties, life insurance, health or medical insurance or any other fringe benefit, or disability. Nothing in this Agreement shall be deemed to release claims that cannot be waived as a matter of law or limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any government agency to the extent that such limitation or prohibition is a violation of law.

6.            Waiver of California Civil Code Section 1542. Executive understands and agrees that the above release is a full and final release which applies not only to all claims that are presently known, anticipated or disclosed, but also to all claims that are presently unknown, unanticipated, and undisclosed. Executive expressly waives any and all rights or benefits that Executive has, may now have, or may have in the future, under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Released Parties and that this Agreement extinguishes those claims.

7.             Release of Age Discrimination Claims. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the federal Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f), as amended. Executive also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which Executive was already entitled. Executive is advised by this writing, as required by law that: (a) Executive’s waiver and release do not apply to any claims that may arise after Executive signs this Agreement; (b) Executive should consult with an attorney prior to executing this release; (c) Executive has twenty-one (21) days within which to consider this release (although Executive may choose to voluntarily execute this release earlier); (d) Executive has seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by Executive and by the Company, provided that Executive has not earlier revoked this Agreement and Executive will not receive any of the benefits specified by this Agreement until after it becomes effective.

8.             Non-Disparagement. Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage, criticize, or make any false or negative comments about the Company, its current or former employees, agents or representatives, products, services, customers or owners, on any subject, including, Executive ’s work for the Company, the Company’s business, or the Parties’ employment relationship. For the avoidance of doubt, this prohibition prevents Executive from publishing disparaging statements via public-facing forums such as Facebook, LinkedIn, Glassdoor, and other websites (whether by name or anonymously). Nothing in this Section shall preclude Executive from enforcing Executive ’s rights under this Agreement, or from truthfully testifying in response to legal process or a governmental inquiry. This section is also not intended to limit to interfere with Executive ’s rights under Section 7 of the National Labor Relations Act or under California Code of Civil Procedure sections 1001 or 1002. This nondisparagement term is a material part of the consideration for the Company, and Executive acknowledges the Company would not have entered into this Agreement without said restriction.

9.            Return of Company Property/Updating Affiliations. Executive understands and agrees that as a condition of receiving the severance payments described herein, all Company property still in Executive’s possession, if any, must be immediately returned to the Company. By signing this Agreement, Executive represents and warrants that Executive has or will have returned such property no later than the Effective Date, including any Company-issued or provided credit cards, computers, vehicles, tangible property and equipment, keys, entry cards, identification badges, telephones, personal digital devices, smart phones, and all documents, files, folders, correspondence, memoranda, notes, notebooks, books, records, promotional materials, plans, forecasts, reports, proposals, agreements, financial information, CDs, thumb drivers, and all other computer-recorded information, as well as all copies thereof, electronic or otherwise. If Executive represents his or her employment with the Company on social media, such as LinkedIn and Facebook, or on regulatory filings, Executive shall within five (5) days of the Effective Date of this Agreement, update all such accounts to accurately reflect the dates of employment and/or association with the Company with the Company, as applicable.

10.          Confidentiality of Company Confidential Information. Executive affirms Exeucitve’s understanding of his or her obligation to keep all proprietary Company information confidential and not to disclose it to use it for any purpose, or to disclose it to any third party in the future. Nothing in this paragraph is intended to preclude Executive from disclosing information in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure. If Executive is so subpoenaed, Executive agrees to notify the Company, in writing, within five (5) calendar days of receipt of such a subpoena, so that the Company may take any necessary action.

11.          Confidentiality of Agreement. The Parties agree that the existence, terms, and conditions, of this Agreement are to be held in strict confidence. Neither Company nor Executive shall disclose, unless compelled by legal process, the existence, provisions, terms or conditions of this Agreement to any person, except their attorney(s), financial advisor(s), and members of Executive’s immediate family. The Company further agrees not to disclose, unless compelled by legal process, the existence, provisions, terms or conditions of this Agreement to any person, including, without limitation, any of Company’s agents or employees, except that such disclosure may be made on a strict need-to-know basis, only to the extent necessary to further a specific and legitimate business interest of the Company. The Parties agree that disclosure of any of the terms and conditions of this Agreement beyond the persons herein mentioned is a violation of the foregoing and shall constitute and be treated as a material breach of this Agreement. Notwithstanding the foregoing, nothing herein shall be interpreted as preventing Executive from disclosing factual information related to any claims of sexual harassment, sexual assault, workplace discrimination based on sex, failure to prevent harassment based on sex, or retaliation for reporting harassment or discrimination based on sex in a civil action or administrative action in accordance with Code of Civil Procedure sections 1001(a) or 1002.

12.          Binding Effect. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties and their respective heirs, administrators, representatives, executors, successors and assigns.

13.           Governing Law. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California applicable to contracts made and entirely to be performed therein, without regard to its conflict of laws provisions.

14.           Non-Assignment of Released Claims. Executive represents and warrants that Executive has not assigned or transferred, and will not assign or transfer, to any third party any of the rights, claims, causes of action or items released herein.

15.           Entire Agreement; Modification. This Agreement constitutes the entire understanding among the Parties and may not be modified without the express written consent of the Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof. If any individual term or condition of this Agreement is found to be unenforceable, that term or condition shall be deemed stricken and the other terms and conditions shall remain in full force and effect.

16.           Taxability. With respect to the severance payment and any other consideration given to Executive under this Agreement, Executive agrees to assume all financial, legal and tax responsibility for any and all state or federal taxes relating thereto, and acknowledges that neither Company nor the Released Parties have made any representations regarding the tax consequences thereof.

17.           Governing Law and Venue. This Agreement and any action to enforce or interpret this Agreement will be governed, controlled, interpreted, and defined by and under the laws of the State of California as applied to transactions taking place wholly within California between California residents excluding that body of laws related to conflict of laws. All disputes will be resolved in state or federal court in the State of California, County of Orange as the exclusive forum and all parties expressly consent to the personal jurisdiction of such court(s).

18.           Subsequent Attorneys’ Fees. Should any action, arbitration, or proceeding be initiated by any Party for the purpose of enforcing, interpreting or construing this Agreement, the prevailing party (as defined by California law) in such action, arbitration or proceeding shall be entitled to recover their reasonable attorneys’ fees and costs.

19.           Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

Executive and Company each affirm that they have read and understand this Agreement and hereby agree to voluntary sign it as of the Effective Date. Executive and Company each declare under penalty of perjury that the foregoing is true and correct.

EXECUTIVE:	SUMMIT HEALTHCARE REIT, INC.

By:

Title:

Date:	Date:

EXHIBIT B

Summit Healthcare REIT, Inc. Nondisclosure, Intellectual Property and Nonsolicitation Agreement

THIS NONDISCLOSURE, INTELLECTUAL PROPERTY, NONSOLICITATION AGREEMENT (the “Agreement”) is entered into between ELIZABETH A PAGLIARINI(“Executive”) and Summit Healthcare REIT, Inc. (the “Company”) and is effective as of the Effective Date of the employment agreement entered into by Executive and the Company of even date herewith (the “Employment Agreement”).

WHEREAS, the Company possesses certain valuable confidential, proprietary and trade secret information (collectively, “Confidential Information” as further defined below), and customer relationships, that give the Company a competitive advantage;

WHEREAS, as a result of being employed by the Company, Executive will be given access to and will assist in the development of the Company’s Confidential Information and its customer base and relationships, and it is the intent of this Agreement to safeguard the Confidential Information and the Company’s customer relationships both during and after the term of Executive’s employment by the Company; and

WHEREAS, the Company’s reputation and present and future competitive position are largely dependent upon the protection of the Confidential Information and Executive’s performance of the terms of this Agreement.

NOW, THEREFORE, in consideration of the Company’s (i) employing Executive, (ii) providing Executive access to the Company’s Confidential Information and customers and (iii) granting to Executive an equity interest in the Company, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.              Nondisclosure. Executive acknowledges that, during the period of employment and during any period of time, the longer of which is (A) one year thereafter (B) during when Executive is receiving payment or compensation under the Agreement for any reason; provided however, that under no circumstances will this period exceed one year (the “Restricted Period”) and solely by reason of Executive’s employment with the Company, Executive will have access to and knowledge of, the Company’s services, products and programs, computers, software, source code, object code, program libraries, interface specifications, analyses, tests, notes, designs, diagrams, customer lists, customer contracts, compiled historic customer information, sales support and end user support practices and procedures, quality assurance, business plans and strategies, tactics, methods, pricing, fees, pricing and profitability factors, marketing materials, training materials, research, marketing strategies, personnel information, including, without limitation, personnel lists, resumes, personnel data, salary information, organizational structure and performance evaluations, other confidential information concerning the Company’s business, and information from or about the Company’s customers that the Company’s customers expressly wish, and may reasonably expect, to be kept confidential (collectively, “Confidential Information”). As used herein, the term “Confidential Information” shall not include any knowledge or information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Executive, general industry and other knowledge previously known by Executive, information required to be disclosed by Executive because of legal process, subpoena or other similar method or is or becomes publicly known through no wrongful act of the Executive. Executive acknowledges that the Confidential Information including, without limitation, trade secrets, is the property of the Company and is a valuable and unique asset of the Company’s business. Executive also acknowledges that disclosure or misuse of Confidential Information from or about the Company or the Company’s customers may harm the Company and its customers. Therefore, Executive agrees that during the Restricted Period, except as part of Executive’s duties and responsibilities as an employee of the Company, Executive:

(a)             will not, at any time, in whole or in part, directly, divulge or disclose any Confidential Information to any person or entity, unless in response to a subpoena or similar legal process or to discovery proceedings or based upon advice of counsel that such disclosure is necessary under applicable law or regulation; provided, however, that Executive shall promptly notify the Company of any such request and reasonably cooperate with efforts by the Company, at Company’s sole expense, to obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be so disclosed;

(b)             will not, at any time, in whole or in part, directly or indirectly, use any Confidential Information for Executive’s own benefit or for the benefit of any other person or entity;

(c)             will take all commercially reasonable steps to safeguard Confidential Information that is within Executive’s possession or control and to protect such information against disclosure, misuse, loss or theft;

(d)             will not, at any time, make unauthorized copies of any portion of any Confidential Information;

(e)             will adopt and implement all procedures prescribed from time to time by the Company to prevent unauthorized use or disclosure of Confidential Information; and

(f)             will, upon termination of employment for any reason, immediately cease to use the Confidential Information, and will return to the Company (or destroy, if so directed by the Company) all Confidential Information (originals and copies including, without limitation, all Confidential Information stored electronically or otherwise) in Executive’s possession, custody and/or control; provided however Executive may retain such information necessary to enforce this Agreement.

2.                Nonsolicitation; Non-Disparagement.

(a)            Executive covenants and agrees that, during the Restricted Period, Executive will not, directly or indirectly, whether for Executive’s own benefit or for the benefit of any other person or entity, solicit, induce, or attempt to induce any customer, joint venture partner, lender or investor of the Company with which the Executive had substantive and material contact or supervisory responsibility to cease doing business with or make or modify their relationship with the Company.

(b)            Executive further covenants and agrees that, during the Restricted Period, Executive will not, directly or indirectly, whether for Executive’s own benefit or for the benefit of any other person or entity directly solicit, through the use of Confidential Information, any executive, employee or independent contractor of the Company with whom Executive directly supervised or with whom reported directed to Executive to cease or modify its/his/her relationship with Company; provided, however, a general advertisement or notifying individuals of the Executive’s new employment shall not be considered solicitation.

(c)            Executive covenants and agrees that, during the Restricted Period, Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its officers, managers, employees, joint venture partners, lenders or investors, provided however the recitation of the truth shall not be a violation of this Section. Company covenants and agrees that, during the Restricted Period, the members of the board of directors, will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Executive, provided however the recitation of the truth shall not be a violation of this Section.

(d)            Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 2 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable, to the extent authorized by applicable law.

3.             Assignment of Intellectual Property.

(a)            Executive agrees to and hereby does grant and assign to the Company any interest in and all rights and title to (including, without limitation, rights to patents, copyrights and all other proprietary interests) any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, software, source code, object code, creations, developments, ideas, or trade secrets that Executive (either alone or with others) makes, creates, conceives, invents, discovers, develops, or reduces to practice during the Employment Period under the Employment Agreement of time that (i) relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, (ii) results from any work Executive performed for the Company, or (iii) results from the use of the Company’s time, equipment, supplies, facilities, property, trade secrets or other Confidential Information (“Intellectual Property”). Any such assignment of Intellectual Property shall occur regardless whether or not it is patentable or registrable under copyright or similar statutes or subject to analogous protection. Any such assignment shall be without additional compensation to Executive. Executive acknowledges that he has and shall have no intellectual property or other right, title or interest in or to any such Intellectual Property. Executive will promptly disclose and deliver such Intellectual Property to the Company and, at the request of and without charge to the Company, Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Intellectual Property in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including, without limitation, executing and signing any and all relevant applications, assignments, or other instruments. Executive further agrees to provide, at the Company’s request, declarations and affidavits and to give testimony, in depositions, hearings, or trials, in support of any of Company’s rights hereunder. These obligations continue even after any termination of the employment relationship. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection, for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact to act for and on his behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by his.(b) Executive acknowledges that all original works of authorship, including, without limitation, software, manuals and documentation, that have been or may be created by Executive during and within the scope of employment are and shall be “works-for-hire” and the sole property of the Company.

(c)            Notwithstanding any provision of this Agreement, Executive understands and agrees that Executive is not being required to assign, and will not be deemed to have assigned, the following:

(i)          any inventions that the Executive developed entirely on his or his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Executive for the Employer.

(ii)           Inventions, developments and intangible interests and properties (i.e., patents, patent applications, intellectual property, copyrights, trade secrets, and trademarks) that Executive made prior to starting employment with the Company. To avoid any uncertainty, Executive agrees to set forth as an Exhibit to this Agreement, any inventions, developments and intangible interests that he owns or has an interest in at the time of execution of this Agreement;

4.             Prior Employment. The Company does not want, and Executive is not permitted to bring to the Company or use any confidential information of a prior employer or its clients. Executive hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract or agreement, to which Executive is a party or by which he is bound. The Company acknowledges receipt of the employment agreement and related terms and conditions of Executive’s current employment.

5.             Remedy for Breach. Executive expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Agreement shall, to the extent permitted by a court with jurisdiction therefor, entitle the Company, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Agreement without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that such injunctive relief may be necessary to protect the Company’s legitimate business interests. Executive further acknowledges that the restrictions set forth above in Sections 1 and 2 including, without limitation, the time periods and activity limitations, are reasonable and necessary for the protection of the Company’s legitimate business interests; that such restrictions do not impose an undue hardship on Executive or otherwise preclude Executive from obtaining gainful employment; that irreparable injury will result to the Company if Executive violates such restrictions; and that, in the event of Executive’s actual violation of such restrictions, monetary damages may not be an adequate remedy for any such breach and the Company may have no adequate remedy at law. Executive further acknowledges and agrees that the existence of any claims which Executive may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Agreement.

6.             Expenses. In any dispute arising under or related to this Agreement (including an alleged breach thereof) or any proceeding relating to the enforcement of this Agreement, the prevailing party will be entitled to an award of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in such action from the non-prevailing party within thirty (30) days following the final settlement of such dispute.

7.             Tolling of Restrictive Periods. If Executive is found by a non-appealable order by a court in the relevant jurisdiction to have violated any of the restrictions set forth in this Agreement, the time period for such restrictions shall be extended for a period of time equal to the period during which Executive is found to be in violation of this Agreement.

8.             Invalidity of Any Provision. It is the intention of the parties hereto that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period or restriction such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

9.             Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California as applied to transactions taking place wholly within California between California residents excluding that body of laws related to conflict of laws. All disputes will be resolved in state or federal court in the State of California, County of Orange as the exclusive forum and all parties expressly consent to the personal jurisdiction of such court(s). The Parties further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party will be entitled to his/her/its reasonable attorneys' fees and costs incurred by him/her/it in connection with resolution of the dispute in addition to any other relief granted.

10.           Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

11.           Successors and Assigns; Meaning of “Company”. This Agreement shall inure to the benefit of and be binding upon Executive and his estate, the Company, its subsidiaries and affiliates, and each of their respective successors and assigns, including any successor to the Company. For purposes of this Agreement, the term “Company” shall include any subsidiary, division, predecessor, successor or assign of the Company.

12.           Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

13.           Assistance of Counsel. Executive acknowledges that he has read and understands this Agreement in its entirety before signing the Agreement, and that Executive has had an opportunity to consult with counsel of his choice before doing so.

EXECUTIVE:		SUMMIT HEALTHCARE REIT, INC.

/s/ Elizabeth Pagliarini		By:	/s/ Steve Roush

		Title:	Chairman of the Board

Date:	12/4/2024	Date:	12/5/2024

EXHIBIT C

MUTUAL ARBITRATION Agreement

This MUTUAL ARBITRATION AGREEMENT (the “Agreement”) is made and entered into as of December 3, 2024 by and between ELIZABETH A PAGLIARINI (“Executive”) and Summit Healthcare REIT, Inc. (“Employer”). Employer and Executive may be referred to collectively herein as the “Parties.”

The Parties agree that any disputes or claims arising out of or relating to Executive’s employment with Employer, or the termination of such employment, including any claims brought against the company or any of its past, present, and / or future officers, directors, employees, or agents, shall be submitted to and resolved through binding arbitration. Claims subject to arbitration include, without limitation, any disputes relating to wages, compensation, reimbursement of expenses, claims upon contracts (oral or written, express or implied), claims alleging discrimination, retaliation, wrongful termination, tort claims, and public policy or statutory claims of whatever nature under federal, state, local, or governmental law, statute, ordinance, rule, or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the Family and Medical Leave Act, the California Family Rights Act, the California Pregnancy Disability Act, and any other statutes or laws relating to an employee’s relationship with Employer, including without limitation all applicable wage orders. This Agreement does not cover claims for Workers’ Compensation benefits, or any claims by Executive to government agencies for Unemployment Compensation benefits. This Agreement also excludes claims for sexual harassment and sexual assault in accordance with the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021.

By agreeing to voluntarily submit the above-described claims to binding arbitration, Executive does not waive any rights to file an administrative complaint with an administrative agency (e.g., the Equal Employment Opportunity Commission or state agencies of a similar nature), but does knowingly waive the right to file a civil action of any nature seeking recovery or to recover any damages and / or penalties. The Parties acknowledge and agree that nothing in this Agreement shall prohibit the parties from seeking temporary or preliminary injunctive relief from a court of competent jurisdiction pending the completion of the arbitration.

Arbitration under this section may be compelled and enforced according to the Federal Arbitration Act (9 U.S.C. § 1 et seq.) which the parties agree shall apply to and govern this Agreement and its enforceability. Unless mutually agreed otherwise, any arbitration shall be conducted before a single arbitrator with the Judicial Arbitration and Mediation Services, and shall be conducted in accordance with the Employment Arbitration Rules & Procedures (the “JAMS Rules”). A copy of the JAMS Rules are available from any office of JAMS, online at http://www.jamsadr.com/rules-employment/english, or from Employer, upon request.

The arbitrator shall be selected by mutual agreement of the parties, or in the absence of such agreement, pursuant to the JAMS Rules. The arbitrator shall permit adequate discovery in accordance with the California Code of Civil Procedure section 1283.05, including, but not limited to, the arbitrator’s ability to issue pre-hearing discovery subpoenas to third parties. Absent agreement of the parties, the sole and exclusive venue for the arbitration shall be in the County of the Employer location where Executive worked or was assigned. California law shall govern the arbitrator’s decision, and the arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. The arbitrator is empowered to award all remedies that would be available in a court of competent jurisdiction and the arbitrator’s final award may be entered as a judgment by a court of competent jurisdiction. Employer will pay the arbitrator’s expenses and all costs unique to arbitration, and the parties shall otherwise bear their own legal fees and costs for any claims.

The Parties agree that any arbitration proceeding(s) shall be conducted on an individual basis, and Executive shall have no right or authority to pursue any claim or dispute by or through a class, collective, or representative action. This limitation does not preclude Executive’s right to pursue civil penalties on Executive’s individual PAGA claim in the arbitration proceeding, and Executive expressly agrees that any individual PAGA claims are subject to this Agreement to the extent permitted by law. If a party brings claims subject to arbitration under this Arbitration Agreement and claims that are not subject to arbitration, the latter shall be stayed until the former are fully arbitrated. The Arbitrator shall have no authority or jurisdiction to conduct an arbitration, enter an award, or otherwise provide relief on a class, collective, or representative basis. Regardless of any other terms of this Agreement and/or any Rules or procedures that now apply or any amendments and/or modifications to those rules, the interpretation, applicability, and enforceability of this paragraph, including, but not limited to, any claims that all or part of this paragraph is unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an Arbitrator. Although Employer will not retaliate against, discipline or threaten any party with discipline as a result of his or her filing of or participation in a class, collective or representative action in any forum, Employer may lawfully seek enforcement of this Agreement and the above class/representative action waiver and seek dismissal of such class, collective or representative allegations, actions, or claims.

The mutual obligations created by this Agreement shall survive the employer-employee relationship between Employer and Executive and shall apply to any claim whether it is asserted during or after Executive’s separation from employment with Employer. If any part of this Agreement is found to be void or otherwise unenforceable, the remainder of the Agreement and the Rules will continue to be in full force and effect.

If a court, or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remaining provisions of this Agreement will continue in full force and effect.

EXECUTIVE acknowledges that, by agreeing to submit all claims to binding arbitration, Executive is knowingly waiving any right to trial by jury or other judicial forum that might exist, as well as any right to appeal. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT HE/SHE HAS RECEIVED A COPY OF THIS AGREEMENT, HAS ACCESS TO THE REFERENCED ARBITRATION RULES, AND HAS HAD AN OPPORTUNITY TO SEEK OUTSIDE COUNSEL AND ASK ANY QUESTIONS

Dated:	12/4/2024	/s/ Elizabeth Pagliarini
Executive’s Signature

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